September , 2014

Managing Director Agreement

between

1. **JW Germany GmbH**, Jack-Wolfskin-Kreisel 1, 65510 Idstein, Germany, registered with the commercial register of the local court Wiesbaden under HRB 25944, represented by its sole shareholder JW Germany Holding GmbH

– hereinafter referred to as the "**Company**" –

and

2. **Ms. Melody Harris-Jensbach,**
Brabanter Str. 39/D6
50672 COLOGNE
GERMANY

– hereinafter referred to as "**Ms. Harris-Jensbach**"

– the Company and Ms. Harris-Jensbach hereinafter individually also referred to as a "**Party**" and collectively as the "**Parties**" –

MU

Preamble

The Company wishes Ms. Harris-Jensbach to become the new Chief Executive Officer (CEO) of JW and managing director (*Geschäftsführer*) of the Company with effect as of November 1, 2014 (the "**Start Date**"). Ms. Harris-Jensbach shall render her services on the basis of the following Managing Director Agreement (this "**Agreement**"):

1. Role and Representation

1.1 Ms. Harris-Jensbach shall be appointed as CEO of JW and as managing director of the Company with effect from the Start Date. Her position shall be based in Idstein, Germany.

1.2 Ms. Harris-Jensbach hereby represents and warrants that she is under no obligation which would prevent her from taking on the role as CEO of JW, the managing director position of any JW company or the managing director position of the Company.

1.3 Ms. Harris-Jensbach shall represent the Company together with another managing director or procuration officer (*Prokurist*).

1.4 Ms. Harris-Jensbach is released from the restrictions set forth in Section 181 of the German Civil Code (*BGB*).

1.5 The Company may change the authority to represent the Company at any time. The Company may appoint and remove additional managing directors at any time.

2. Duties and Responsibilities

2.1 Ms. Harris-Jensbach shall manage the business of the Company and JW with the due care of a prudent businessman in accordance with the law, the articles of association of the Company applicable from time to time, the shareholder's resolutions as well as the resolutions of the advisory board or a similar corporate body of the Company applicable from time to time as well as the provisions of this Agreement. The Company may at any time introduce internal rules of procedure (*Geschäftsordnung*) for the management of the Company and JW including a catalogue of transactions and measures which may be

taken by the management of the Company only after having received the prior consent of the shareholders' meeting and/or the advisory board or a similar corporate body of the Company, as may be set forth in the articles of association of the Company and/or the rules of procedure for the management of the Company and JW, as applicable. Such internal rules of procedure may extend to all subsidiaries of the Company.

2.2 The Company may at any time assign to Ms. Harris-Jensbach additional or other duties within the Company or JW. The remuneration stipulated in Section 3 of this Agreement shall cover any such additional or other activity by Ms. Harris-Jensbach.

2.3 Ms. Harris-Jensbach shall devote her entire working capacity exclusively to JW, the Company and affiliated companies. Any work on Sundays and public holidays shall be settled by the annual base salary according to Section 3.1 of this Agreement.

2.4 Ms. Harris-Jensbach may only assume a secondary employment, remunerated or unremunerated, a seat on a supervisory board, advisory board or the like, or an honorary position with the written permission of the Company.

3. Remuneration

3.1 Ms. Harris-Jensbach shall be paid a fixed annual base salary of EUR 650,000 gross (the "**Base Salary**") payable in equal monthly installments at the end of each month.

3.2 Ms. Harris-Jensbach shall be entitled to an annual bonus (the "**Bonus**") pursuant to the following provisions:

a. The Bonus shall amount to EUR 475,000 gross ("**Target Bonus**"), if the bonus targets for the respective fiscal year are met to 100%. The Bonus would be lower or higher if the targets are not met or exceeded, as applicable, dependent on the applicable bonus range. The targets for determining the Bonus and the Bonus range will be annually agreed between Ms. Harris-Jensbach and the shareholders' meeting and/or the advisory board or a similar corporate body of the Company, as may be set forth in the articles of association of the Company and/or the rules of procedure for the management of the Company and JW, as applicable.

b. The targets for the fiscal year 2014/15 are attached hereto as **Annex A**, provided that the total minimum bonus for the fiscal year 2014/15 will not be less than EUR 300,000 gross.

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c. The Bonus shall be payable within one month after the adoption of the consolidated annual financial statement of the Company for the relevant fiscal year.

d. Should the Company terminate this Agreement for good cause (*aus wichtigem Grund*), Ms. Harris-Jensbach shall not be entitled to the Bonus (including the guaranteed Bonus payments as per paragraph (b) above) for the fiscal year in which the termination becomes effective.

e. Should Ms. Harris-Jensbach's position as CEO of JW and managing director of the Company terminate during a fiscal year she shall be entitled to the Bonus pro rata temporis.

4. Continued payment of remuneration

4.1 Should Ms. Harris-Jensbach be prevented from rendering services pursuant to this Agreement due to an inability to work resulting from illness or another reason beyond her control, the Base Salary shall continue to be paid for six months, but at most up to the end of the service relationship. Ms. Harris-Jensbach must allow these payments to be set off against the sick pay, daily benefits or pension which she receives from health insurance funds or insurances, to the extent these benefits are not based exclusively on her contributions.

4.2 Ms. Harris-Jensbach shall inform the Company about any inability to render her services without undue delay.

4.3 Ms. Harris-Jensbach hereby assigns to the Company any claims against third parties to which she is entitled due to her inability to work. This assignment shall be limited to the payments made or to be made pursuant to Section 4.1 of this Agreement.

4.4 Should Ms. Harris-Jensbach die during the term of this Agreement, her widower and dependent children shall have a claim as joint and several creditors to continued payment of the Base Salary for the month of death and the following three months.

5. Company Car

5.1 Ms. Harris-Jensbach shall be provided with a company car for her activity within the scope of this Agreement pursuant to the respective internal guidelines of the Company (type Audi A8 or equivalent). All costs resulting from the ordinary use (*bestimmungsgemäßer Gebrauch*) of the car (e.g., gas, maintenance and repairs, tyres,

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insurance, motor vehicle tax (*Kraftfahrzeugsteuer*), etc.), except for personal fines, shall be borne by the Company. Ms. Harris-Jensbach may also use this car for her own private purposes. The income tax on the taxable benefit in kind in connection with the private use shall be borne by Ms. Harris-Jensbach.

5.2 The company car with the registration documents, keys and all accessories shall be returned to the Company without delay once Ms. Harris-Jensbach's position as CEO of JW and managing director of the Company terminates. Ms. Harris-Jensbach shall have no right of retention to the company car and no claim for compensation for lost use benefits.

6. Expenses

Travel costs and miscellaneous expenditures that Ms. Harris-Jensbach incurs in exercising her duties within the scope of her activities for the Company and JW shall be refunded to her pursuant to the guidelines of the Company and JW as applicable from time to time.

7. Insurance

7.1 Ms. Harris-Jensbach shall be entitled to take out private health insurance (*private Krankenversicherung*). If Ms. Harris-Jensbach elects to do so, the Company shall pay to Ms. Harris-Jensbach together with her monthly salary such additional amount which the Company would otherwise pay on her behalf to the statutory health insurance (*Arbeitgeberbeitrag zur gesetzlichen Krankenversicherung*).

7.2 The Company shall take out accident insurance for Ms. Harris-Jensbach against accidents for the duration of this Agreement with a coverage of EUR 500,000 for death and EUR 500,000 for invalidity.

7.3 The Company shall maintain directors' and officers' liability insurance cover (extending to Ms. Harris-Jensbach) during the term of this Agreement.

8. Vacation

Ms. Harris-Jensbach shall be entitled to paid vacation of 30 working days per every full calendar year. Vacation shall be taken in accordance with the business requirements of the Company and JW. Any vacation not used during a calendar year shall be forfeited

without any corresponding claims for compensation. Ms. Harris-Jensbach shall ensure that she can be reached on short notice while on vacation.

9. Work Results and Rights in the same

9.1 The Company and Ms. Harris-Jensbach agree that, to the greatest extent possible, all rights and claims in and to all work performed – including the results thereof (referred to collectively as the "**Work Results**") – by Ms. Harris-Jensbach on her own or together with third parties under this Agreement or relating thereto, shall rest with the Company. The Work Results shall include for example, but not be limited to, information, inventions, suggestions for technical improvements and other developments, know-how, documents, concepts, drafts, processes, formulae, technologies, models, designs, works, designations, algorithms, software and databases.

9.2 Ms. Harris-Jensbach hereby transfers to the Company all present and future transferable ownership rights and claims in and to the Work Results, in each case as of the time when such rights are or will be created, so that the Company becomes the owner of all such Work Results without there having to be an additional transfer. Any databases produced as Work Results shall be produced by the Company. For this reason only the Company shall be entitled to apply for intellectual property rights for the Work Results in its own name and shall become the owner of all such intellectual property rights applications worldwide and all resulting intellectual property rights. The Company hereby accepts the transfers described in the foregoing. Ms. Harris-Jensbach shall assist the Company or third parties to whom the Company has transferred the Work Results, with the application for, defense of, and assertion of intellectual property rights to Work Results, in particular she shall make all declarations necessary for this. Ms. Harris-Jensbach shall without delay provide the Company with full and complete written information about any possibly patentable Work Results in a manner that at least satisfies the requirements imposed by the German Employee Inventions Act, regardless of whether they are actually patentable or not. This obligation shall continue to apply after the termination of this Agreement.

9.3 If and to the extent Work Results are not transferable as such (particularly in the case of copyrights), Ms. Harris-Jensbach hereby grants the Company – worldwide, exclusively, irrevocably and without any restriction in terms of subject-matter or, for the duration of the protection, time – all transferable rights and claims to the Work Results, in particular, without any restriction, all rights of use and exploitation protected by copyright for

all known manners of use, in each case as of the time when such rights are created. The granting of rights also extends to manners of use that are at present still unknown, provided that Ms. Harris-Jensbach's rights under the Copyright Law insofar shall remain unaffected (e.g. the right for rescission). The purpose of the grants and transfers hereunder is so that the Company will be able to dispose of (*verfügen über*) the Work Results like an owner, to the exclusion of Ms. Harris-Jensbach. The Company herewith accepts the granting of rights described in the foregoing. In particular the Company shall also have the right to amend the Work Results and use them in the amended form to the same extent as in the original form provided, however, that in case of copyright protected works, the creative characteristics of the work are maintained. The scope of the aforementioned transfers and grants of rights is described in more detail in **Annex B**.

9.4 The aforesaid provisions shall also apply if and insofar as Ms. Harris-Jensbach creates a computer program or parts of a computer program ("**Software**") on the instructions of the Company or in the execution of her duties pursuant to this Agreement. In line with the legal consequences stipulated in Section 69b Copyright Act, only the company shall in this case be entitled to exercise all the economic rights in the Software, regardless of the form of expression of the program, by making use of the blueprints and for both the source code and the object code. This shall in particular include the exclusive and irrevocable right, unrestricted in terms of space, content and time, at least for the duration of the existence of the statutory protection, to use and exploit the Software – in whole or in part, permanently or temporarily – for whatever purpose (internal or for third parties) in any mode, in particular to copy the Software by any means and in any form through loading, displaying, running, transferring, or saving for the purpose of executing the Software and processing data files contained therein, to disseminate or demonstrate the Software, to transfer this via transmission lines or wirelessly and/or to make the Software accessible to the public. This shall include the right to amend, translate, process, arrange or otherwise rewrite, enhance or maintain the Software and to use and exploit the results created in this manner in the same way as the original versions.

9.5 The Company shall be entitled to transfer the rights transferred or granted to it to third parties or to grant non-exclusive or exclusive rights of use and exploitation to third parties, in each case either in whole or in part, permanently or temporarily. The rights granted in the manner stipulated above shall continue to exist even after the termination of this Agreement.

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9.6 Work Results, including the corresponding documents and data carriers shall become property of the Company upon being generated, irrespective of their stage of preparation. They are to be returned to the Company at the Company's request, however no later than upon the termination of this Agreement. The obligation to return also applies to all copies. There is no right of retention to the abovementioned objects.

9.7 Ms. Harris-Jensbach waives her right, arising from Section 13 sentence 2 Copyright Law, to be named as creator to the extent permissible by law. She also waives her rights arising from sections 12, 14, 23, 25, 39, 41, 42 Copyright Law. Insofar as mandatory law stands in the way of the waiver set forth in the preceding sentences, Ms. Harris-Jensbach authorizes the Company to safeguard and assert her rights in its own name.

9.8 The remuneration according to Section 3 of this Agreement covers the transfer/granting of the rights and claims transferred under this Agreement as well as the additional activities and waivers provided for in this connection. As regards the remuneration for the use of copyright protected Work Results in manners of use that are at present still unknown, Section 32c Copyright Law shall apply.

9.9 Any further rights of the Company, in particular those arising from the law, shall remain unaffected.

10. Intellectual Property of the Company

Unless she has the written consent of the Company, Ms. Harris-Jensbach may not publish, copy or in any other way disseminate any methods, surveys, reports, etc. based on or otherwise providing insight into the Company's or JW's processes, models or calculation bases. The Company or JW, as the case may be, reserve all copyrights to documents, processes, models, software or similar developments by the Company or JW, unless agreed otherwise.

11. Term, Termination, Release

11.1 This Agreement takes effect on the Start Date. It has a fixed term of three years, i.e. until October 31, 2017 (**"Fixed Term"**). During the Fixed Term any Party can terminate this Agreement for good cause (*aus wichtigem Grund*) only.

11.2 Good cause for termination shall be deemed to exist, in particular but not limited, if:

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a. Ms. Harris-Jensbach materially breaches the internal restrictions on the management incumbent on her (including but not limited to restrictions such as under rules of procedures for the Company's and JW's management);

b. Ms. Harris-Jensbach materially breaches instructions given by the shareholders' meeting of the Company;

c. Ms. Harris-Jensbach is in material breach of the contractual prohibition of competition according to Section 13 of this Agreement;

d. Ms. Harris-Jensbach is in material breach of the duty of confidentiality according to Section 16 of this Agreement;

e. Ms. Harris-Jensbach resigns from her office as CEO of JW or managing director of the Company without good cause.

11.3 If Ms. Harris-Jensbach is not able to join JW by November 1, 2014 and unless the Parties agree on a later Start Date in writing the Company may terminate this Agreement by giving notice of termination without any notice period being required.

11.4 The Parties will mutually discuss no later than nine months prior to the expiry of the Fixed Term whether and on which terms and conditions this Agreement shall be extended beyond the Fixed Term.

11.5 A revocation as managing director of the Company or CEO of JW, which may be affected at any time by a resolution of the shareholder's meeting, shall be deemed a termination of this Agreement with effect to the next possible date. For the avoidance of doubt, it is set forth that a revocation as managing director of the Company or CEO of JW shall not affect the rights and obligations of the Parties under this Agreement.

11.6 Any notice of termination must be in writing.

11.7 The Company reserves the right to release Ms. Harris-Jensbach from her obligation to render services to the Company or JW in whole or in part, in particular, following a revocation as managing director of the Company and CEO of JW. For the avoidance of doubt, it is set forth that a release of Ms. Harris-Jensbach from her obligation to render services to the Company or JW in whole or in part shall not affect other obligations of Ms. Harris-Jensbach under this Agreement. For the period of the release, section 615 sentence 2 German Civil Code (*BGB*) shall apply.

12. Return of Company Property

Upon request of the Company or JW, but upon termination of this Agreement at the latest, Ms. Harris-Jensbach shall return all documents and items belonging to the Company, JW or affiliated companies, in particular products, equipment, fixtures and all documents relating to her activities with the Company, JW or affiliated companies, in particular business papers, hardware and software, including diskettes, CDs, DVDs and all stored data and information pertaining to the Company, JW and affiliated companies, drawings, sketches, letters, reports on meetings, evaluations of experiments, handwritten notes, photos, literature, etc. as well as photocopies and duplicates of these documents or data to the Company. There shall be no right of retention with regard to these documents and items.

13. Non-compete covenant, secondary occupations

During the term of this Agreement, Ms. Harris-Jensbach shall be prohibited from working on a freelance, dependent or other basis for (*i*) a company that is in direct or indirect competition with the Company or JW or (*ii*) companies affiliated with a competing company. As of today competing companies shall in particular include companies producing outdoor products or sporting goods companies which have divisions that are active in the outdoor industry (including, without limitation, Nike, Adidas and Puma). Ms. Harris-Jensbach shall further be prohibited from forming, acquiring or directly or indirectly participating in such a company during the term of this Agreement unless her shareholding does not enable her to exert influence over the governing bodies of the company in question. The non-compete covenant shall also apply to the benefit of affiliates of the Company.

14. Post-contractual non-compete covenant

14.1 For the duration of 12 months after this Agreement comes to an end Ms. Harris-Jensbach undertakes not to work on a freelance, dependent or other basis for (*i*) a company that is in direct or indirect competition with the Company or JW or (*ii*) companies affiliated with a competing company. As of today competing companies shall in particular include companies producing outdoor products or sporting goods companies which have divisions that are active in the outdoor industry (including, without limitation, Nike, Adidas and Puma). In the same way, Ms. Harris-Jensbach shall be prohibited from forming, acquiring or directly or indirectly participating in such a company during the term of this Agreement unless her shareholding does not enable her to exert influence over the

governing bodies of the company in question. The post-contractual non-compete covenant shall also apply to the benefit of affiliates of the Company.

14.2 For every month of the post-contractual non-compete covenant the Company undertakes to pay Ms. Harris-Jensbach a compensation in the amount of 50% of the last monthly base salary pursuant to Section 3.1 of this Agreement. The compensation shall be payable at the end of each month. Any money Ms. Harris-Jensbach acquires or maliciously fails to acquire by exploiting her work capacity during the term of the post-contractual non-compete covenant shall be credited against the compensation, to the extent the compensation payment and the other income exceed the last monthly base salary according to Section 3.1 of this Agreement. Ms. Harris-Jensbach undertakes to inform the Company about the amount of such other income she creates during the term of the post-contractual non-compete covenant upon the Company's request and shall provide sufficient proof of the amount of such income.

14.3 The post-contractual non-compete covenant shall not enter into force if upon her resignation Ms. Harris-Jensbach has reached the regular retirment age of the statutory pension insurance.

14.4 The Company may waive the covenant not to compete at any time. In that case, the payment of the compensation shall end upon the expiration of six months after the declaration of waiver.

14.5 In all other respects, the provisions of Section 74 ff. of the German Commercial Code (*HGB*) shall apply *mutatis mutandis.*

15. Non-solicitation covenant

Ms. Harris-Jensbach undertakes for a period of 18 months following the termination of this Agreement, not (*i*) to actively solicit or entice away from the Company, JW or affiliated companies any person who is employed by the Company, JW or any affiliated company as an employee, director or on a self-employed basis, or (*ii*) to offer employment to or employ, or to offer or conclude any contract for services with, any person who was employed by the Company, JW or any affiliated company at any time during the 18 months period prior to termination of this Agreement as an employee, director or on a self-employed basis.

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16. Confidentiality

16.1 Ms. Harris-Jensbach undertakes to maintain secrecy with regard to all confidential business matters of the Company, JW, affiliated companies or their business partners that become known to her while performing her services under this Agreement, in particular regarding business and trade secrets, development work, construction, planning and customer relationships and not to use this information for herself or for third parties. This obligation shall continue to apply after the termination of this Agreement.

16.2 Ms. Harris-Jensbach is obliged to maintain secrecy about the financial content of this Agreement and any arrangements in connection therewith.

17. Transfer of this Agreement

The Company reserves the right to transfer this Agreement and the service relationship between the Parties including all rights and obligations to either (i) SKYRAGER GmbH, the general partner of the main operating company of JW (i.e., Jack Wolfskin Ausrüstung für Draussen GmbH & Co. KGaA) or any of its successor, or to (ii) JW Germany Holding GmbH the sole shareholder of the Company (the "**Transfer**"). Ms. Harris-Jensbach hereby agrees to the Transfer. If the Transfer occurs the Company shall be released from any and all liabilities under or in connection with this Agreement and the service relationship between the Parties. Ms. Harris-Jensbach shall make all declarations and render all actions necessary to effect the Transfer.

18. Final Provisions

18.1 This Agreement shall be governed by and construed in accordance with German law.

18.2 Amendments and additions to this Agreement shall require written form and the express consent of the shareholders' meeting. This also applies to the cancellation of the written form requirement.

18.3 Should any of the provisions of this Agreement be or become ineffective or impracticable in whole or in part, or should the Parties have inadvertently omitted any provision in respect of this Agreement, this shall not affect the validity of the remaining provisions of this Agreement. Any such ineffective or impracticable provision shall be replaced, or any such gap be filled, by an effective and practicable provision that

comes closest to the intent and purpose of the ineffective, impracticable or lacking provision.

18.4 This Agreement shall be approved by the shareholders' meeting of JW Germany GmbH.

[*Signatures to follow on next page*]

Mi: [initials]

JW GERMANY GMBH

29/9/2014 Düsseldorf

Place, date

By:

Dr. Axel Herberg

Chairman of the Advisory Board of
JW Germany Holding GmbH,
the sole shareholder of JW Germany GmbH

MELODY HARRIS-JENSBACH

26 Sept. 2014 / Cologne

Place, date

Ms. Melody Harris-Jensbach

Annex A
Bonus targets for the fiscal year 2014/15

FY15 Mgmt Bonus Scheme		EBITDA*1) [€]	Net Sales [€] *1)	Operating Cash Flow [€] *1)	*Total*
Target Share	Achievement Level	33%	33%	33%	*100.00%*
50% target	95.0%	76,150	353,492	71,250	
75% target	97.5%	78,154	362,795	73,125	
100% target	100.0%	**80,158**	**372,097**	**75,000**	
150% target	105.0%	84,166	390,702	78,750	
175% target	107.5%	86,170	400,004	80,625	
Budget		*80,158*	*372,097*	***75,000***	

**1) Jack Wolfskin Germany Holding GmbH Cons. Management Reporting IFRS*

Annex B
IP Rights

In particular, Ms. Harris-Jensbach now transfers, or to the extent that any transfer is excluded due to mandatory legal provisions now grants, to the Company:

a. The **right of reproduction,** in particular the right to physically record the Work Results or processing of the Work Results in their completeness or in part, permanently or temporarily using any means and in any form on all storage devices (such as main memory, hard disk, diskette, CD-ROM, DVD, VCD, HD-DVD, Blu-ray Disc (BD), Advanced Optical Disc (AOD), magnetic tape, ZIP disk, CD, CD-I, DC-RW, MD) and to copy the same permanently or temporarily by loading, displaying, running, transferring and/or storing for the purpose of execution and/or processing of data stocks;

b. The **right of dissemination,** i.e. in particular, the right to physically pass on the Work Results or processed Work Results or copied versions of the same alone or in combination with other products to one or more third parties for remuneration or for no consideration, permanently or temporarily by all ways and means of dissemination and distribution, in particular as full version, update or OEM version, freeware and/or shareware;

c. The **right to rent and hire out,** in particular the right to rent out and/or hire out the Work Results;

d. The **database right,** i.e. in particular the right to input the Work Results into a database or store the same on any data carrier administered by a database management system, to duplicate, disseminate, to rent out, hire out and/or provide online, in particular on the Internet or the WWW, to transfer, reproduce, make publicly accessible and/or present these data carriers in any form or, to the extent that these Work Results contain databases, the right to copy, disseminate and/or reproduce publicly or make publicly accessible these databases or a part of the databases that is material in its nature or scope;

e. The **right of making-available,** i.e. in particular the right to transfer and/or make accessible to the public or a closed group of users the Work Results electronically, in full or in part, by wire, via long-distance line or wireless in such a way that it is accessible to the same at places and times of their choice, in particular for individual retrieval, reproduction on screens or other reading devices and/or for downloading, saving and/or printing out at the user, in each case also by radio transmission, via the Internet, via other online

services and/or via any internal or external networks (in particular WAN, LAN, W-LAN);

f. The **right to carry out online transfers and the right to online reproduction**, i.e. the right to make accessible to third parties, to send out, transfer the Work Results electronically, in full or in part, by wire, via long-distance line or wireless, in particular via the Internet, the WWW or via other online services and/or via any internal or external networks (in particular WAN, LAN, W-LAN) or by radio transmission in particular for individual retrieval, by e-mail and/or within the scope of a push allocation and/or to transfer, send out and/or publicly reproduce the Work Results in this way;

g. The **right to perform**, i.e. the right to publicly perform the Results of Performances;

h. The **right to edit**, in particular the right to integrate the Work Results into other products of the Company or a third party, to alter the same in any way, to expand, to implement, to translate, to revise, to arrange or rework or redesign in any other way, to adapt to the needs of the Company or of third parties, to convert the same into other programming languages and/or for other operating systems and/or to transfer the same into other forms of displaying and to use the knowledge gained through the same in each case in the same way as the Work Results;

i. The **right of digitalisation**, in particular the right to record in a digitalised way the Work Results, to digitalise non-digitalised contents connected to the Work Results, multimedia applications and accompanying material of the Work Results, in particular documentations, and/or to combine the Work Results with other digitalised works in digitalised form; and

j. The **right to use the Work Results**, in particular manufacture products using the Work Results, offer the same, put the same into circulation, use or possess the same for these purposes or to apply methods using the Work Results.

Amendment Agreement

between

1. **JW Germany GmbH,** Jack-Wolfskin-Kreisel 1, 65510 Idstein, Germany, registered with the commercial register of the local court Wiesbaden under HRB 25944, represented by its sole shareholder JW Germany Holding GmbH

– hereinafter referred to as the **"Company"** –

and

2. **Ms. Melody Harris-Jensbach,** Brabanter Str. 39/DG, 50672 Köln, Germany

– hereinafter referred to as **"Ms. Harris-Jensbach"**

– the Company and Ms. Harris-Jensbach hereinafter individually also referred to as a **"Party"** and collectively as the **"Parties"** –

Preamble

Ms. Harris-Jensbach is Chief Executive Officer (CEO) of JW and managing director (*Geschäftsführer*) of the Company. Underlying contractual basis for Ms. Harris-Jensbach's activities currently is the managing director agreement dated September 26/29, 2014 as amended (the "**Managing Director Agreement**").

The Managing Director Agreement has an initial fixed term until October 31, 2017. The Parties now have agreed to extend the term of the Managing Director Agreement until December 31, 2019 and increase Ms. Harris-Jensbach's fixed salary.

In light of the above, the Parties now hereby agree the following amendment to the Managing Director Agreement (this "**Amendment Agreement**"):

1. Amendment of Section 3 of the Managing Director Agreement

1.1 Section 3.1 of the Managing Director Agreement shall hereby be replaced in its entirety by the following with effect from May 1, 2016:

*„3.1 Ms. Harris-Jensbach shall be paid a fixed annual base salary of EUR 700,000 gross (the "**Base Salary**") payable in equal monthly installments at the end of each month."*

1.2 Section 3 of the Managing Director Agreement is supplemented by the following Section 3.3:

„3.3 The fixed annual salary according to Section 3.1 shall be reviewed at the beginning of May 2018. However, there is no claim to an increase of the salary.

2. Amendment of Section 11.1 of the Managing Director Agreement

Section 11.1 of the Managing Director Agreement shall hereby be amended as follows:

The term of the Managing Director Agreement is prolonged beyond October 31, 2017 by further 2 years and 2 months, i.e. the Fixed Term (as defined in the Managing Director Agreement) is extended until December 31, 2019.

3. **Final Provisions**

3.1 The other provisions of the Managing Director Agreement shall remain unaffected.

3.2 Section 18 of the Managing Director Agreement shall apply to this Amendment Agreement *mutatis mutandis*.

[*Signatures to follow on next page*]

JW GERMANY GMBH

Düsseldorf, 11. April 2016

Place, date

By:

Dr. Axel Herberg

Chairman of the Advisory Board of

JW Germany Holding GmbH,

the sole shareholder of JW Germany GmbH

MELODY HARRIS-JENSBACH

Cologne, April 07, 2016

Place, date

Melody Harris-Jensbach

Ms. Melody Harris-Jensbach

Execution Version

TRANSFER OF CONTRACT AGREEMENT

(*Vertragsübernahmevereinbarung*)

(THE "**AGREEMENT**")

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between

1. JW Germany GmbH, Jack-Wolfskin-Kreisel 1, 65510 Idstein, Germany, registered with the commercial register of the local court Wiesbaden under HRB 25944

- hereinafter referred to as "**JW Germany**" -

2. SKYRAGER GmbH, Jack-Wolfskin-Kreisel 1, 65510 Idstein, Germany, registered with the commercial register of the local court Wiesbaden under HRB 19424

- hereinafter referred to as "**Skyrager**" -

and

3. Ms. Melody Harris-Jensbach, Brabanten Str. 39/DG, 50672 Köln, Germany

- hereinafter referred to as "**MHJ**" -

- JW Germany, Skyrager and MHJ, hereinafter individually referred to as a "**Party**" and collectively as the "**Parties**" -

PREAMBLE

MHJ is the CEO of the companies of the Jack Wolfskin Group. JW Germany and MHJ entered into a Managing Director Agreement in 2014. In Clause 17 of this Managing Director Agreement a transfer of this agreement to Skyrager has already been envisaged as a possibility in the future.

As part of the ongoing restructuring, JW Germany is going to be merged onto a Luxembourg entity. In view of this merger and in order to continue the Managing Director Agreement with one of the German entities of the Jack Wolfskin group, the Parties intend to transfer on the basis of this Agreement the Managing Director Agreement of MHJ (including all supplements) to Skyrager.

Having said this, the Parties agree as follows:

1. SUBJECT MATTER OF TRANSFER

The Managing Director Agreement of MHJ comprises the following agreements:

(a) Managing Director Agreement, dated 26/29 September 2014;

(b) Amendment Agreement, dated 7 April 2016.

The aforementioned agreements collectively referred to in the following as the "**MDA**".

2. TRANSFER OF MDA (*VERTRAGSÜBERNAHME*)

2.1 Effective as of 1 June 2017, 0:00 a.m. (the "**Effective Date**") JW Germany transfers the MDA to Skyrager. Skyrager accepts this transfer.

2.2 As a result of such transfer, as of the Effective Date, JW Germany is discharged from all its rights and obligations under the MDA, all of which are assumed by Skyrager.

2.3 MJH consents to this transfer.

3. UNDERTAKING

3.1 JW Germany undertakes to fulfil all obligations vis-à-vis MHJ that are or that will become due until the Effective Date.

3.2 For the avoidance of doubt, Skyrager will fulfil all obligations under the MDA that have come into existence prior to the Effective Date, but that have not become due until the Effective Date.

4. OTHERS

4.1 For the avoidance of doubt, this Agreement does not affect any already implemented or any future management equity/management incentive program between MHJ and any company of the JW Group or any of its shareholders.

4.2 With written shareholder resolution dated 30 May 2017, the shareholder of JW Germany gave its consent for entering into this Agreement.

5. **FINAL PROVISIONS**

5.1 This Agreement contains the entire agreement reached between the Parties on the subject of this Agreement. There are no side agreements.

5.2 This Agreement is governed by German law.

5.3 Amendments and supplements to this Agreement as well as the waiver of any rights under this Agreement shall be in written form in order to be valid unless a stricter form is required. This also applies to any amendment to, or cancellation of, this written form clause.

5.4 Should a provision of this Agreement be or become null and void as a whole or in part, or should a gap in this Agreement become evident, this shall not affect the validity of the remaining provisions. In such case, such valid and practicable regulation is deemed to be agreed to this effect *ex tunc* that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of entering into this Agreement.

[signature pages to follow]

JW Germany GmbH:

(place, date)

Tony Whiteman

(place, date)

Michael Thomas

SKYRAGER GmbH:

(place, date)

Tony Whiteman

(place, date)

Michael Thomas

Ms. Melody Harris-Jensbach:

24 May 2017 Idstein
(place, date)

Ms. Melody Harris-Jensbach

AMENDMENT TO THE

MANAGING DIRECTOR SERVICE AGREEMENT

(the "**Agreement**")

between

(1) SKYRAGER GmbH, Jack-Wolfskin-Kreisel 1, 65510 Idstein, Germany, registered with the commercial register of the local court Wiesbaden under HRB 19424, represented by its sole shareholder JW STARGAZER Holding GmbH

- hereinafter referred to as the "**Company**" -

and

(2) Ms. Melody Harris-Jensbach, Brabanten Str. 39/ DG, 50672 Cologne, Germany

- hereinafter referred to as "**Ms. Harris-Jensbach**" -

- the Company and Ms. Harris-Jensbach hereinafter individually also referred to as a "**Party**" and collectively as the "**Parties**" -

PREAMBLE

The Parties intend to amend the Managing Director Services Agreement dated September 29, 2014 (the "**Managing Director Agreement**"), entered into by Mrs. Harris-Jensbach and JW Germany GmbH and amended from time to time, transferred to the company with Transfer of Contract Agreement dated May 24, 2017 and amended from time to time. Basis for this amendment is a resolution of the GP Board of Outdoor Holdings GP S.A. dated 26 July 2018:

1. **AMENDMENT**

1.1 Clause 3.1 of the Managing Director Agreement shall be replaced by the following clause:

As of May 1, 2018, Ms. Harris-Jensbach shall be paid a fixed annual base salary of EUR 750,000 gross (the ***"Base Salary"****) payable in twelve equal monthly instalments at the end of each month.*

1.2 Clause 3.2.1, first sentence, of the Managing Director Agreement shall be replaced by the following sentence:

For fiscal years ending September 30, 2018 and earlier, the Bonus shall amount to EUR 475.000 gross, for fiscal years starting October 1, 2018 and later, the bonus shall

*amount to 509,000 gross (each the "**Target Bonus**"), if the bonus targets for the respective fiscal year are met to 100 %.*

1.3 All other provisions of the Managing Director Agreement shall remain unchanged and in full force and effect.

2. FINAL PROVISIONS

2.1 This Agreement shall be governed by and construed in accordance with German law.

2.2 Amendments and additions to this Agreement shall require written form and the express consent of the shareholders' meeting. This also applies to the cancellation of the written form requirement.

2.3 Should any of the provisions of this Agreement be or become ineffective or impracticable in whole or in part, or should the Parties have inadvertently omitted any provision in respect of this Agreement, this shall not affect the validity of the remaining provisions of this Agreement. Any such ineffective or impracticable provision shall be replaced, or any such gap be filled, by an effective and practicable provision that comes closest to the intent and purpose of the ineffective, impracticable or lacking provision.

Idstein, August 21, 2018

For SKYRAGER GmbH
Its sole shareholder JW STARGAZER Holding GmbH

By: Markus Bötsch

Title: Managing Director

Jörg Wahlers

Title: Managing Director

Melody Harris-Jensbach